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                                                                    EXHIBIT 10.5

                        SEPARATION AND RELEASE AGREEMENT

         This Separation and Release Agreement (hereinafter the "Separation Agreement") is entered into as of the 1st day of December, 1999, by and between Acsys, Inc. (the "Company"), Acsys IT, Inc., a wholly owned subsidiary of the Company ("Acsys IT"), and Robert M. Kwatnez (hereinafter the "Employee").

         WHEREAS, the Employee has been employed by Acsys IT in the capacity of Group Director, New Products pursuant to that Employment Agreement dated March 31, 1998; and

         WHEREAS, the Employee has also served as a member of the Board of Directors of the Company; and

         WHEREAS, the Employee became a shareholder of the Company pursuant to an Agreement and Plan of Merger, dated as of March 31, 1998 (the "Merger Agreement"), by and among the Company, Icon Search & Consulting, Inc. ("Icon") and the shareholders of Icon, including the Employee; and

         WHEREAS, on May 22, 1998, the Employee executed a Registration Rights Joinder Agreement (the "Joinder Agreement"), agreeing thereby to become a party to an Amended and Restated Registration Rights Agreement, dated as of September 3, 1997 (the "Registration Rights Agreement') governing certain rights and obligations of certain shareholders of the Company; and

         WHEREAS, the Employee, Acsys IT and the Company have mutually agreed to Employee's resignation from his employment with Acsys IT and from the Board of Directors of the Company; and

         WHEREAS, the Employee, Acsys IT and the Company have agreed to a severance arrangement and certain limitations on the Employee's shareholder and other rights pursuant to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto agree as follows:

         Section 1. Termination of Employment and Resignation from Board of Directors. The Employee, Acsys IT and the Company agree that the Employee's employment with Acsys IT will be terminated as of the day and year first above written (the "Separation Date"), that Employee has voluntarily resigned from his employment and that the Employee has been paid all wages and compensation due him through the Separation Date. The Company and the Employee further agree that, contemporaneously with the signing of this Separation Agreement, the Employee shall resign as a member of the Company's Board of Directors by executing the letter of resignation attached hereto as Exhibit A, and agree that the Employee's resignation is not the result of a disagreement with the Company relating to the Company's operations, policies or practices.


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         Section 2. Severance Pay. The Company shall make a total gross payment to the Employee of $122,777.66 less withholding for taxes and other required items, paid in eleven (11) equal installments according to the following schedule:

          December 2, 1999                                 $  11,161.60
          December 31, 1999                                $  11,161.60
          January 31, 2000                                 $  11,161.60
          February 29, 2000                                $  11,161.60
          March 31, 2000                                   $  11,161.60
          April 30, 2000                                   $  11,161.60
          May 31, 2000                                     $  11,161.60
          June 30, 2000                                    $  11,161.60
          July 30, 2000                                    $  11,161.60
          August 31, 2000                                  $  11,161.60
          September 30, 2000                               $  11,161.60

Such payments shall be reported by the Company as W-2 income received by the Employee and shall be in addition to amounts payable under the Shareholder and Restrictive Covenant Agreement (the "Restrictive Covenant Agreement") dated of even date herewith between the Company, Acsys IT and the Employee. In the event of a Change of Control (as defined in the Restrictive Covenant Agreement), the schedule of payments shall be accelerated and all amounts outstanding hereunder (whether or not then due and payable) shall be immediately due and payable upon the effective date of the Change of Control. Further, in the event that (i) the Company fails to make any payment required to be made hereunder or under the Restrictive Covenant Agreement on or before the date such payment is due and payable as set forth above and in the Restrictive Covenant Agreement (a "Payment Default") and (ii) the Company does not cure such Payment Default on or before the later of ten (10) days after the date such payment is due or five days after the Employee's delivery of written notice of Payment Default in accordance with Section 21 herein (hereinafter, a "Cure Period"), the schedule of payments shall be accelerated and all amounts outstanding hereunder (whether or not then due and payable) shall be immediately due and payable. Notwithstanding the foregoing, the Company shall be entitled to an aggregate of only three Cure Periods with respect to Payment Defaults under this Agreement and under the Restrictive Covenant Agreement. Accordingly, in the event that the Company fails to make any payment required to be made hereunder or under the Restrictive Covenant Agreement on or before the date such payment is due and payable as set forth above and in the Restrictive Covenant Agreement and the Company has utilized an aggregate of three Cure Periods for previous Payment Defaults, the schedule of payments shall be accelerated and all amounts outstanding hereunder (whether or not then due and payable) shall be immediately due and payable.

         The Employee agrees that this amount, together with the payments under the Restrictive Covenant Agreement, is greater than any amount to which he would be entitled by contract or law under his Employment Agreement or arising out of his


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employment relationship and that it constitutes valuable and sufficient consideration for the Employee's promises, covenants and releases herein. Employee agrees that no further wages, commissions, backpay, attorneys fees, severance pay or other employment benefits are due him from the Company or its officers, directors, employees, affiliates, successors or assigns. The Company acknowledges that Employee is entitled to reimbursement of business expenses incurred by him prior to the date hereof and that the Employee will be eligible for continuation of health insurance coverage under COBRA.

         Section 3.  Mutual Releases.

                  (a). By Employee. In consideration for the severance benefits described in Section 2 hereof and the promises and releases herein of Acsys IT and Company, Employee for himself, his successors and assigns, now and forever, hereby releases and discharges Acsys IT, the Company and their officers, directors, stockholders, employees, agents, parent corporations, subsidiaries, affiliates, successors, assigns and attorneys (the "Releasees"), from any and all claims, legal or equitable actions, liability or litigation, real or contemplated, known or unknown, that the Employee may now have or may later claim to have had against any of the Releasees arising out of anything that has occurred up to and through the date hereof, including without limitation, any claims arising under the Joinder Agreement or Registration Rights Agreement or by virtue of his status as a shareholder and/or director of the Company or arising out of his employment or termination of employment with Acsys IT and/or the Company; provided, however, that, the Employee does not release the Releasees for any claims arising from any illegal acts, claims arising under this Separation Agreement, or claims arising under the Restrictive Covenant Agreement.

                  Subject to, but without limiting the foregoing, the Employee hereby releases those claims that could have been asserted by him in connection with the Employment Agreement or in connection with any claim or suit for wrongful discharge or any claim under either state or federal employment or discrimination laws including, without limitation Title VII of the Civil Rights Act of 1964 and the Americans with Disabilities Act. The Employee acknowledges that he may have sustained or may yet sustain damages, costs or expenses that are presently unknown and that relate to claims between him and the Releasees and he agrees that he is waiving all such claims. For the purpose of implementing a full and complete release and discharge of the Releasees, the Employee expressly acknowledges this Separation Agreement is intended to include in its effect, without limitation, all claims that he does not know or suspect to exist in his favor at the time he signs this Separation Agreement, and that this Separation Agreement contemplates the extinguishment of any such claim or claims which are released hereunder. The Employee shall forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority against the parties released hereby or naming or joining such Releasees as parties to collect or enforce any claims or causes of action which are released and discharged hereby. Employee hereby acknowledges and agrees that he has knowingly relinquished, waived and forever released any and all other remedies that might be available to him with respect to claims released hereby, including


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without limitation, claims for back pay, front pay, fringe benefits, contract and personal injury damages, punitive damages and attorneys' fees or expenses of litigation.

                  The foregoing release and covenant not to sue is not, however, intended to release or apply to, and shall not release or apply to, any rights of the Employee (i) under this Separation Agreement or to enforce any right, term or provision of this Separation Agreement, (ii) to receive benefits under any Company or Acsys IT insurance or other benefit plans that either have accrued or vested prior to the date hereof or that are intended under such plans to survive an employee's termination or separation from the Company and Acsys IT (including COBRA coverage), (iii) now or in the future to be entitled to claim or receive indemnification as an officer or director, or former officer or director, of the Company or Acsys IT under any applicable state laws, the Company's or Acsys IT's Articles of Incorporation or the Company's By-laws (which Articles of Incorporation and Bylaws may not be amended to limit such indemnification), and (iv) to claim or receive insurance coverage or to be defended under any directors and officers insurance coverage which applies to or benefits directors and/or officers of the Company and which applies to the Employee in his capacity as a former officer or employee of Acsys IT and a Director of the Company.

                  Notwithstanding the foregoing, Employee does not waive his future rights under the Joinder Agreement or the Registration Rights Agreement, except that Employee also hereby unconditionally and irrevocably waives all of his rights under Section 3 of the Joinder Agreement, which Section relates to the Shelf Registration (as defined in the Joinder Agreement).

                  (b). By Acsys IT and the Company. In consideration for Employee's promises and releases herein, Acsys IT and the Company, for themselves, their subsidiaries, affiliates, parent corporations, successors and assigns (the "Releasors") , now and forever, hereby release and discharge the Employee from any and all claims, legal or equitable actions, liability or litigation, real or contemplated, known or unknown, that they may now have or may later claim to have had against the Employee arising out of anything that has occurred up to and through the date hereof, including without limitation, any claims arising out of his employment or termination of employment with Acsys IT and/or the Company; provided, however, that Acsys IT and the Company do not release or waive any claims arising from any illegal acts by Employee or any claims against Acsys IT and/or the Company for any ultra vires acts by Employee, which claims are expressly reserved. The Releasors acknowledge that it or they may have sustained or may yet sustain damages, costs or expenses that are presently unknown and that relate to claims between it and the Employee which are nonetheless released hereby. For the purpose of implementing a full and complete release and discharge of the Employee, the Releasors expressly acknowledge this Separation Agreement is intended to include in its effect, without limitation, all claims that they do not know or suspect to exist in their favor at the time they sign this Separation Agreement, and that this Separation Agreement contemplates the extinguishment of any such claim or claims. The Releasors shall forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or


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other authority against the Employee or naming or joining the Employee as a party to collect or enforce any claims or causes of action which are released and discharged hereby. The Releasors hereby acknowledge and agree that they have knowingly relinquished, waived and forever released any and all other remedies that might be available to them, including without limitation, claims for contract damages, punitive damages and attorneys' fees or expenses of litigation.

         Section 4. Company Property. Employee shall be permitted to retain as his personal property the Dell Pentium 266 mhz computer and HP inkjet printer previously furnished by the Company. Employee agrees that he will not retain or destroy, and will return to Acsys IT and the Company, any and all other property of Acsys IT and the Company in his possession or subject to his control including, but not limited to, keys, credit and identification cards, computers, client files and information, acquisition files and information, contact information for targets, buyers and clients, all other files and documents relating to the Company, its plans or its business, contracts, personal items or equipment provided to him for his use, together with all written or recorded materials, documents, computer discs, plans, records, notes or other papers belonging to the Company. The Employee further agrees not to make, distribute or retain any such information or property.

         Section 5. Employee's Car Lease. Employee shall return to the Company within thirty (30) days of the date hereof the automobile leased by the Company on Employee's behalf by delivering same to the Company's office at the following address:

         Georgia 400 Center
         Building One
         2400 Lakeview Parkway
         Suite 500
         Alpharetta, GA  30004

         Section 6. Press Release. Acsys IT, the Company and the Employee agree that the fact of the Employee's separation from Acsys IT shall be formally announced in a press release.

         Section 7. Cooperation in Claims. With respect to any claim asserted by or brought against Acsys IT and/or the Company in relation to their business and/or against the Employee in his former capacity as employee, or officer or Director of the Company, the Employee, upon reasonable notice and at the written request of the Chief Executive Officer of the Company, or his designee agrees to make himself and any necessary records or documents in his possession reasonably available to Acsys IT and the Company where reasonably necessary to prosecute or defend any such claim, and will use his reasonable best efforts to cooperate with Acsys IT and the Company in prosecuting or defending any such claim, provided, however, that in any case where the Employee is required to travel for any consultation or legal proceedings at the express written request of the Chief Executive Officer of the Company (excluding any instance where the Company and the Employee are on opposite sides of the litigation or are in any


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other opposing position), the Employee shall be entitled to receive reimbursement of reasonable travel costs reasonably expected to be incurred and properly documented.

         Section 8. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall also be binding upon, inure to the benefit of and be enforceable by any successor to Acsys IT and/or the Company by reason of any merger, consolidation, dissolution, debt foreclosure or other reorganization of the Company.

         Section 9. Severability. If any provision hereof is unenforceable, such provision shall be fully severable, and this Separation Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing this Separation Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

         Section 10. Knowing and Voluntary. The Employee acknowledges that he has reviewed the terms and conditions of this Separation Agreement, that he understands its terms, and that he has executed this Separation Agreement voluntarily and without any coercion, undue influence, threat or intimidation of any kind whatsoever. The Employee further acknowledges that a portion of the consideration he receives for this Separation Agreement is in addition to any amounts to which he was already entitled pursuant to the Employment Agreement or otherwise.

         Section 11. Arbitration. Any dispute between the parties pertaining to this Separation Agreement shall be resolved through binding arbitration conducted by the American Arbitration Association under the employment rules then in effect. The parties agree that any arbitration proceeding shall be conducted in Atlanta, Georgia and consent to exclusive jurisdiction and venue there. The award of the arbitrator(s) shall be final and binding, and the parties waive any right to appeal the arbitral award, to the extent that a right to appeal may be lawfully waived. Each party retains the right to seek judicial assistance (a) to compel arbitration, (b) to obtain injunctive relief and interim measures of protection pending arbitration, and (c) to enforce any decision of the arbitrator(s), including but not limited to the final award.

         Section 12. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Separation Agreement and shall not be used in construing it.

         Section 13. Acknowledgment of Obligation to Tender Back Consideration. The Employee acknowledges and agrees that if he ever attempts to bring a claim against the Releasees under state or federal law for discrimination or for wrongful termination, including but not limited to a claim under Title VII of the Civil Rights Act of 1964 and/or the Americans with Disabilities Act, which claims were released by him by virtue of


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Section 2(a) of this Separation Agreement, regardless of whether this
Separation Agreement or the release and covenant not to sue are valid or enforceable with respect to those claims, he will first pay to the Company all sums paid by it to him or on his behalf under this Separation Agreement.

         Section 14. No Release of Future Claims. Acsys IT, the Company and the Employee understand and agree that, notwithstanding anything in this Separation Agreement to the contrary, nothing in this Separation Agreement in any way restricts the rights of Acsys IT, the Company and/or the Employee to bring a claim or seek equitable relief against the other based on acts occurring subsequent to the day and year first above written.

         Section 15. Entire Agreement. Except as otherwise expressly provided herein (including in the documents referred to herein), this Separation Agreement constitutes the entire agreement between Acsys IT, the Company and the Employee with respect to the subject matter hereof and supersedes all prior arrangements or understandings with respect to the subject matter hereof, written or oral. Nothing in this Separation Agreement expressed or implied is intended to confer upon any person, other than Acsys IT, the Company or the Employee or their respective successors, any rights, remedies, obligations or liabilities under or by any reason of this Agreement.

         Section 16. Termination of Employment Agreement; Continuation of Joinder Agreement, Indemnification Agreement and Shareholder and Restrictive Covenant Agreement and Absence of Other Agreements. The Employment Agreement is hereby terminated in all respects. The Company and the Employee hereby represent and warrant to the other that, except for this Separation Agreement, the Joinder Agreement dated May 22, 1998, the Director's and Officer's Indemnification Agreement between Employee and the Company and the Shareholder and Restrictive Covenant Agreement executed contemporaneously herewith, there are no agreements, arrangements or understandings, written or oral, between the parties with respect to any subject matter whatsoever.

         Section 17. Choice of Law. This Separation Agreement, and the rights and obligations of the parties hereto, shall be governed and construed in accordance with the laws of the State of Georgia.

         Section 18. Negotiated Agreement. The Separation Agreement was negotiated between the parties hereto, and the fact that one party or the other drafted this Separation Agreement shall not be used in its interpretation.

         Section 19. References. The Company shall provide the Employee, upon the request of the Employee, with a neutral reference letter in accordance with the Company's policy which will contain a factual recitation of Employee's dates of employment, positions held and similar factual information. This reference letter will contain no negative evaluation information as to the Employee's job performance or job history.


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         Section 20. Legal Fees and Expenses. The Company agrees to reimburse the Employee, Steven M. Sutton and Robert M. Kwatnez $5,000 for a portion of the fees and expenses of their legal counsel Morris Manning & Martin, LLP incurred in connection with their separation from employment with Acsys IT.

         Section 21. Notices. Except as otherwise provided herein, all notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Kwatnez, to:

                  Robert M. Kwatnez
                  11875 Morning Mist Drive
                  Alpharetta, GA  30005
                  Telephone:  (770) 663-0110

                  with a copy to:

                  David M. Calhoun, Esq.
                  Morris, Manning & Martin L.L.P.
                  1600 Atlanta Financial Center
                  3343 Peachtree Road, N.E.
                  Atlanta, GA  30326-1044
                  Telephone: (404) 504-7613
                  Facsimile: (404) 365-9532

                  If to the Company, to:

                  Brady W. Mullinax, Jr.
                  Acsys, Inc.
                  75 14th Street
                  Suite 2200
                  Atlanta, Georgia  30309
                  Telephone: (404) 817-9440
                  Facsimile: (404) 815-4703

                  with a copy to:

                  Bryan E. Davis, Esq.
                  Alston & Bird LLP
                  One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, Georgia 39309-3424
                  Telephone: (404) 881-7000
                  Facsimile  (404) 881-7777


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All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, and (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt (confirmation of delivery by the sender's facsimile machine shall be deemed sufficient evidence of the recipient's receipt). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Separation Agreement to be duly executed as of the day and year first above written.

                                     ACSYS IT, INC.


                                     By:     /s/ Brady W. Mullinax, Jr.
                                             ----------------------------------
                                     Its:    Executive Vice President



                                     ACSYS, INC.


                                     By:     /s/ Brady W. Mullinax, Jr.
                                             ----------------------------------
                                     Its:    Chief Financial Officer



                                     THE EMPLOYEE


                                              /s/ Robert M. Kwatnez
                                     ------------------------------------------
                                     Robert M. Kwatnez


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                                   EXHIBIT A



To Whom It May Concern:

I, Robert M. Kwatnez, hereby formally tender my resignation as an officer and Director of Acsys, Inc. and any of its affiliates (the "Company"), and note that my resignation is not the result of any disagreement with the Company relating to the Company's operations, policies or practices.

Sincerely,

/s/ Robert M. Kwatnez

Robert M. Kwatnez                            Date: 12-1-99



Accepted:


  /s/ Brady W. Mullinax, Jr.                 Date:   12-1-99
-----------------------------------------         ----------------------------

By:  Brady W. Mullinax, Jr.
Acsys, Inc.